For Immediate Release

Contact:
Stock Information Center
(978) 977-8500

December 13, 2007


                        MERIDIAN INTERSTATE BANCORP, INC.
                ANNOUNCES COMMENCEMENT OF COMMUNITY OFFERING AND
                       EXTENSION OF SUBSCRIPTION OFFERING

East Boston, Massachusetts - Meridian Interstate Bancorp, Inc., holding company for East Boston Savings Bank, announced today that it has commenced its community offering and extended its subscription offering. Both the subscription and community offerings will terminate at 4:00 p.m., Eastern time, on December 21, 2007. Interested persons should request offering materials and return order forms promptly.

The completion of the offering remains subject to confirmation by Meridian Interstate Bancorp's independent appraiser of its existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The terms and conditions of the both the subscription and community offerings are more fully set forth in Meridian Interstate Bancorp's prospectus dated November 13, 2007. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by Meridian Interstate Bancorp. Persons interested in subscribing for stock may request a prospectus and order form by calling Meridian Interstate Bancorp's Stock Information Center at (978) 977-8500 or visiting the Stock Information Center at East Boston Savings Bank's Peabody office at 67 Prospect Street, Peabody, Massachusetts.

This press release contains certain forward-looking statements about the proposed stock issuance by Meridian Interstate Bancorp. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, Meridian Interstate Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by Meridian Interstate Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.